        As filed with the Commission on May 29, 1997   File No. 333-

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                                  ---------
                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                                  ---------
                        ORBITAL SCIENCES CORPORATION
           (Exact name of registrant as specified in its charter)


           Delaware                                        06-1209561
------------------------------                        -------------------
(State or other jurisdiction of                         (IRS Employer
incorporation or organization)                        Identification No.)

                            21700 Atlantic Boulevard
                            Dulles, Virginia  20166
                            -----------------------
          (Address of principal executive offices, including zip code)

                        ORBITAL SCIENCES CORPORATION
                    1997 STOCK OPTION AND INCENTIVE PLAN
      ----------------------------------------------------------------------
                          (Full title of the plan)

                              Leslie C. Seeman
            Senior Vice President, General Counsel and Secretary
                        Orbital Sciences Corporation
                          21700 Atlantic Boulevard
                           Dulles, Virginia 20166
                               (703) 406-5000
                               --------------
          (Name, address and telephone number of agent for service)

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
 Title of                 Amount               Proposed maximum     Proposed             Amount of
 Securities               to be                offering             maximum              registration
 to be                    registered           price per            aggregate            fee
 registered                                    share                offering
                                                                    price
-------------------------------------------------------------------------------------------------------------
 Common Stock                743,000             $16.50 (a)         $12,259,500 (a)
 par value, $.01             239,000             $14.50 (a)         $ 3,465,500 (a)
                             618,000             $16.53 (b)         $10,215,540 (b)
                          ----------                                -----------
                           1,600,000                                $25,940,540          $7,861.00
-------------------------------------------------------------------------------------------------------------

(a) Reflects the exercise price of options granted under the Orbital Sciences Corporation 1997 Stock Option and Incentive Plan as of the date of this Registration Statement.

(b) The maximum per share and aggregate offering price for the 618,000 shares for which the exercise price is unknown has been determined, pursuant to Rule 457(h) of the Securities Act of 1933, on the basis of the average of the high and low prices of the Common Stock, par value $.01 per share, of Orbital Sciences Corporation, reported on the Nasdaq National Market System on May 27, 1997.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         Orbital Sciences Corporation (the "Registrant" or the "Company") hereby incorporates the following documents, all of which have previously been filed with the Securities and Exchange Commission, herein by reference:

         a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (along with Amendment No. 1 on Form 10-K/A dated April 8, 1997);

         b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997,

         c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under
                 Section 12 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and all amendments or reports filed for the purpose of updating such description.

         All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not required.

Item 5.  Interests of Named Experts and Counsel.

         Not required.

Item 6.  Indemnification of Directors and Officers.

         The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law sets forth provisions that define the extent to which a corporation organized under the laws of Delaware may indemnify directors, officers, employees or agents. Section 145 provides as follows:

                 (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                 (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                 (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                 (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

                 (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                 (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                 (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

                 (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                 (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

                 (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Paragraph Ten of the Company's Restated Certificate of Incorporation provides that the Company shall, to the maximum extent permitted by Delaware law, indemnify and, upon request, advance expenses to any person:

              ...who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amount paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim, provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Paragraph 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

         Section 102(b)(7) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of their directors by adding to the Certificate of Incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of any director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (d) any transaction from which the director derived an improper personal benefit. Paragraph Nine of the Company's Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

         In addition, the Company has entered into substantially identical indemnification agreements with each of its Directors and Executive Officers and certain other officers. The Company has agreed, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, to indemnify each indemnitee against all loss and expense incurred by the indemnitee because he was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the Company or any of its affiliates, or because the Company has a right to judgment in its favor because of his position with the Company or any of its affiliates. The indemnitee will be indemnified so long as he acted in good faith and in a manner reasonably believed by him to be in or not opposed to the Company's best interests. The agreement further provides that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under the Company's Restated Certificate of Incorporation, By-Laws or any agreement or vote of stockholders, nor may the Restated Certificate of Incorporation or By-Laws be amended to effect adversely the rights of any indemnitee.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The following exhibits are filed as a part of this Registration Statement. Where such filing is made by incorporation by reference ("I/B/R") to a previously filed statement or report, such statement or report is identified in parentheses.

   Exhibit
     No._                          Description
   -------                         -----------
    3.1                 Restated Certificate of Incorporation            I/B/R
                        (Exhibit 4.1 to the Company's
                        Registration Statement on Form S-3
                        (File Number 333-08769) filed and
                        effective on July 25, 1996).

    3.1.1               Certificate of Designation for the               I/B/R
                        Company's Series A Special Preferred
                        Voting Stock (Exhibit 4.2 to the
                        Company's Registration Statement on
                        Form S-3 (File Number 333-08769) filed
                        and effective on July 25, 1996).

    3.1.2               Certificate of Amendment to the
                        Company's Restated Certificate of
                        Incorporation dated April 29, 1997.

    3.2                 By-Laws of the Company (Exhibit 3 to             I/B/R
                        the Company's Quarterly Report on Form
                        10-Q for the fiscal quarter ended
                        September 30, 1995).

    4                   Specimen Certificate of Common Stock             I/B/R
                        (Exhibit 4.1 to the Company's
                        Registration Statement on Form S-1
                        (File Number 33-33453) filed on
                        February 9, 1990 and effective on May
                        24, 1990).

    5                   Opinion of Ropes & Gray.

    10.1                Orbital Sciences Corporation 1997 Stock          I/B/R
                        Option and Incentive Plan (Exhibit
                        10.19 to the Company's Quarterly Report
                        on Form 10-Q for the fiscal quarter
                        ended March 31, 1997).

    23.1                Consent of Ropes & Gray (contained in
                        Exhibit 5).

    23.2                Consent of KPMG Peat Marwick LLP.

    24                  Powers of Attorney (contained on the
                        Signature Page of this Registration
                        Statement).

Item 9.   Undertakings.

         (a)     The undersigned Registrant hereby undertakes:

                 (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                 (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Loudoun, the Commonwealth of Virginia, on this 28th of May, 1997.

                                         ORBITAL SCIENCES CORPORATION



                                         By /s/ David W. Thompson
                                            ---------------------
                                            David W. Thompson, Chairman
                                            of the Board, President and
                                            Chief Executive Officer


                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the 28th day of May, 1997. Each person whose signature appears below hereby authorized each of David W. Thompson, Jeffrey V. Pirone and Leslie C. Seeman and appoints each of them singly his attorney-in-fact, each with full power of substitution, to execute in his name, place and stead, in any and all capacities, any post-effective amendment to this Registration Statement and file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, making such further changes in this Registration Statement as the Company deems appropriate.

         Signature                                           Title
         ---------                                           -----
/s/ David W. Thompson                       Chairman of the Board, President and Chief
-------------------------------             Executive Officer; Director
David W. Thompson


/s/ Jeffrey V. Pirone                       Senior Vice President and Chief Financial Officer
-------------------------------             (Principal Financial Officer)
Jeffrey V. Pirone


/s/ Michael P. Keegan                       Corporate Controller and Assistant Treasurer
-------------------------------
Michael P. Keegan


/s/ Bruce W. Ferguson                       Executive Vice President and General Manager/
-------------------------------             Communications and Information Services Group;
Bruce W. Ferguson                           Director


/s/ James R. Thompson                       Executive Vice President and General Manager/
-------------------------------             Launch Systems Group; Director
James R. Thompson


/s/ Fred C. Alcorn                          Director
-------------------------------
Fred C. Alcorn

/s/ Kelly H. Burke                          Director
--------------------------------
Kelly H. Burke

/s/ Daniel J. Fink                          Director
--------------------------------
Daniel J. Fink

/s/ Lennard A. Fisk                         Director
--------------------------------
Lennard A. Fisk

/s/ Jack L. Kerrebrock                      Director
-------------------------------
Jack L. Kerrebrock

/s/ Douglas S. Luke                         Director
-------------------------------
Douglas S. Luke

/s/ John L. McLucas                         Director
-------------------------------
John L. McLucas

/s/ Janice I. Obuchowski                    Director
-------------------------------
Janice I. Obuchowski

/s/ Frank L. Salizzoni                      Director
-------------------------------
Frank L. Salizzoni

/s/ Harrison H. Schmitt                     Director
-------------------------------
Harrison H. Schmitt

/s/ Scott L. Webster                        Director
-------------------------------
Scott L. Webster